Exhibit 99.1

FOR IMMEDIATE RELEASE

CapStar Bank, The First National Bank of Manchester, and The Bank of Waynesboro

Agree to Merge

Two high-performing institutions join growing Tennessee franchise

NASHVILLE, Tenn. Jan. 23, 2020 (GLOBE NEWSWIRE) — CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ: CSTR), the parent company of CapStar Bank, announced today the signing of definitive merger agreements with FCB Corporation (“FCB”), its wholly owned subsidiary The First National Bank of Manchester (“FNBM”), and The Bank of Waynesboro (“BOW”) providing for FCB to merge with and into CapStar and for FNBM and BOW to merge with and into CapStar Bank. As of December 31, 2019, FCB and BOW had total combined assets of $467 million. Upon completion of the transaction, CapStar is expected to have total consolidated assets of approximately $2.5 billion.

“We are pleased to join forces with these outstanding organizations whom have proudly served their communities for over 115 years and rank among Tennessee’s highest performers on Net Interest Margin and Return on Assets,” said Timothy K. Schools, President and CEO of CapStar. “This strategic partnership will mutually benefit each of the companies’ employees, customers, and shareholders. Importantly, the combination continues to strengthen CapStar’s funding capabilities while providing more granular and higher-yielding loan opportunities; deepens our local banking efforts in dynamic Middle Tennessee offering access into the fast-growing Rutherford County market; and creates additional scale allowing us to serve larger relationships, diversify our risks, and increase shareholder value and liquidity. We look forward to working with First National Bank and Bank of Waynesboro employees and serving their customers and communities.”

Under the terms of the merger agreements, FCB and BOW shareholders will receive 3,634,218 CapStar common shares and $26.4 million in cash, subject to certain adjustments, totaling $85.1 million based on the closing price of CapStar’s common stock on January 22, 2020. CapStar expects the transaction to be approximately 5% and 14% accretive to earnings per common share in 2020 and 2021, respectively, and tangible book value per share dilution that is anticipated to be earned back in less than three years. Pending regulatory and shareholder approvals and the satisfaction of certain other customary closing conditions, the acquisition is expected to be finalized in late second or early third quarter of 2020.

“We are excited to partner with CapStar”, said Timothy L. Spry, President and Chief Executive Officer of The First National Bank of Manchester. “In their recent partnership with Athens Federal, CapStar demonstrated a deep commitment to their employees, customers, and local community. We believe this combination will better align our resources, expand our product offerings and technology solutions, and enhance our financial strength allowing us to better serve our markets.”

“CapStar is the very best partner for us to create the most trusted community bank in the communities we serve,” said William B. Bryant, President and CEO of The Bank of Waynesboro. “With Ken Webb and other members of their team being from South Central, Tennessee, CapStar has unique local knowledge of our markets and will help us continue to provide outstanding customer service to our existing customers as well as expand our reach to new customers in bigger and better ways.”

Keefe, Bruyette & Woods, Inc. served as financial advisor and Wachtell, Lipton, Rosen, & Katz served as legal advisor to CapStar. ProBank Austin served as financial advisor and Butler Snow LLP served as legal advisor to FCB. Mercer Capital rendered a fairness opinion to the special committee of the board of directors of BOW.

In addition to the information contained within this press release, an investor presentation has been posted to CapStar’s website (www.capstarbank.com).

Webcast and Conference Call Information

CapStar Financial Holdings, Inc. will host a conference call to discuss the announced transactions and company’s financial results at 8:30 a.m. CT on Friday, January 24, 2020. An online replay will be available approximately an hour following the conclusion of the live broadcast.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank. CapStar Bank, with assets of $2.03 billion, provides a relationship-based banking experience to small to mid-sized private businesses, professionals, and individuals. Focused on delivering superior flexibility, responsiveness, and customer service, CapStar serves customers through highly-skilled employees, digital channels, as well as 13 locations in seven Tennessee counties. The bank was recognized by Greenwich Associates, an international marketing firm, as a national Customer Experience Leader for U.S. Commercial Small Business Banking, U.S. Commercial Middle Market Banking, and U.S. Retail Banking.

For more information about CapStar, please visit www.capstarbank.com.

About The First National Bank of Manchester

The First National Bank of Manchester, with assets of $292 million, was chartered on August 2, 1900 and has operated continuously in Coffee County. The bank’s primary mission has been to serve the banking needs of its local community, and this mission continues to be the primary driving force behind the bank today. Today, it operates four locations across Cannon, Coffee, and Rutherford Counties.

For more information about The First National Bank of Manchester, please visit www.fnbmwm.com.

About The Bank of Waynesboro

The Bank of Waynesboro, with assets of $175 million, was chartered on February 16, 1904 and has operated continuously in Wayne County. The bank’s core values center around a strong commitment to customer service and extensive contributions to a vast number of community activities. Today, it operates five locations in Lawrence and Wayne Counties.

For more information about The Bank of Waynesboro, please visit www.thebankofwaynesboro.com.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include: management plans relating to the proposed transactions; the expected timing of the completion of the proposed transactions; the ability to complete the proposed transactions; the ability to obtain the required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the proposed transactions; any statements of expectation or belief; projections related to certain financial metrics or other benefits of the proposed transactions; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “plan,” “will,” “would,” “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond the control of CapStar. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that CapStar anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2018 and those disclosed in CapStar’s other periodic reports filed with the Securities and Exchange Commission (the “SEC”), as well as the possibility that expected benefits of the proposed transactions may not materialize in the time frame expected or at all, or may be more costly to achieve; the proposed transactions may not be timely completed, if at all; that prior to the completion of the proposed transactions or thereafter, CapStar’s, FCB’s and BOW’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the proposed transactions; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ shareholders, customers, employees or other constituents to the proposed transaction; and diversion of management time on merger-related matters. These risks, as well as other risks associated with the proposed transactions, will be more fully discussed in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transactions. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 will be, considered representative, no such lists should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. For any forward-looking statements made in this communication or in any documents, CapStar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements speak only as of the date they are made. CapStar does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Important Additional Information and Where to Find It

In connection with the proposed transactions, CapStar will file with the SEC a registration statement on Form S-4 to register the shares of CapStar’s common stock to be issued in connection with the proposed transactions. The registration statement will include a proxy statements/prospectus, which will be sent to the shareholders of FCB and BOW seeking their approval of the proposed transactions.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENTS/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT CAPSTAR, FCB, BOW AND THE PROPOSED TRANSACTIONS.

When filed, this document and other documents relating to the proposed transactions filed by CapStar with the SEC can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing CapStar’s website at https://ir.capstarbank.com/ under the tab “Financials & Filings.” Alternatively, these documents, when available, can be obtained free of charge from CapStar upon written request to CapStar Financial Holdings, Inc., 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations or by calling (615) 732-6455.

For more information:

Rob Anderson

Chief Financial Officer

Capstar Bank

(615) 732-6470

Bill Bryant

President and Chief Executive Officer

The Bank of Waynesboro

(931) 244-8476

Tim Spry

President and Chief Executive Officer

The First National Bank of Manchester

(615) 563-8011